Exhibit 10.1

DESIGN THERAPEUTICS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY, As Amended

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of or consultant to Design Therapeutics, Inc. (the “Company”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy for his or her Board service. An Eligible Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash may be paid or equity awards are to be granted, as the case may be.

Annual Cash Compensation

The annual cash compensation amount set forth below is payable to Eligible Directors in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal quarter, with the pro-rated amount paid on the last day of the first fiscal quarter in which the Eligible Director provides the service and regular full quarterly payments thereafter. All annual cash fees are vested upon payment.

1.	Annual Board Service Retainer:

a.	All Eligible Directors: $40,000

b.	Chair of the Board Service Retainer (in addition to Eligible Director Service Retainer): $30,000

c.	Lead Independent Director Retainer (in addition to Eligible Director Service Retainer): $35,000

2.	Annual Committee Chair Service Retainer:

a.	Chair of the Audit Committee: $20,000

b.	Chair of the Compensation Committee: $12,000

c.	Chair of the Nominating and Corporate Governance Committee: $10,000

d.	Chair of the Research & Development Committee: $15,000

3.	Annual Committee Member Service Retainer (not applicable to Committee Chairs):

a.	Member of the Audit Committee: $7,500

b.	Member of the Compensation Committee: $6,000

c.	Member of the Nominating and Corporate Governance Committee: $5,000

b.	Member of the Research & Development Committee: $7,500

Equity Compensation

The equity compensation set forth below will be granted under the Company’s 2021 Equity Incentive Plan (the “Plan”). All stock options granted under this policy will be nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying Common Stock on the date of grant, and a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan).

1. Initial Grant: For each Eligible Director who is first elected or appointed to the Board, on the date of such Eligible Director’s initial election or appointment to the Board (or, if such date is not a market trading day, the first market trading day thereafter), the Eligible Director will be automatically, and without further action by the Board or the Compensation Committee of the Board, granted a stock option to purchase 60,000 shares of Common Stock (the “Initial Grant”). The shares subject to each Initial Grant will vest in equal monthly installments over a three year period such that the option is fully vested on the third anniversary of the date of grant, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through each such vesting date and will vest in full upon a Change in Control (as defined in the Plan).

2. Annual Grant: On the date of each annual stockholder meeting of the Company (an “Annual Meeting”), each Eligible Director who continues to serve as a non-employee member of the Board following such Annual Meeting will be automatically, and without further action by the Board or the Compensation Committee of the Board, granted a stock option to purchase 30,000 shares of Common Stock (the “Annual Grant”). If an Eligible Director was elected or appointed for the first time to be an Eligible Director prior to an Annual Meeting, then the Eligible Director will be granted a prorated Annual Grant on the date of the Eligible Director’s election or appointment (the “Prorated Annual Grant”) that will be subject to the number of shares of Common Stock equal to 30,000 multiplied by a fraction (the numerator of which is equal to (i) 12 minus (ii) the number of completed months since the most recent Annual Meeting as of the Eligible Director’s date of election or appointment, and the denominator of which is 12), with the resulting number of shares rounded down to the nearest whole share. The shares subject to the Annual Grant or Prorated Annual Grant will vest in equal monthly installments over the 12 months following the date of grant, provided that the Annual Grant will in any case be fully vested on the date of Company’s next Annual Meeting, subject to the Eligible Director’s Continuous Service through such vesting date; provided, further, that the shares subject to the Annual Grant or Prorated Annual Grant will vest in full upon a Change in Control.

Non-Employee Director Compensation Limit

Notwithstanding the foregoing, the aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director (as defined in the Plan) shall in no event exceed the limits set forth in the Plan.